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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                       (Amendment No. ________________)*

                            Kankakee Bancorp, Inc.
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                               (Name of Issuer)

                                 Common Stock
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                        (Title of Class of Securities)

                                   484243100
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                                (CUSIP Number)

                                  May 5, 2000
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                                 Date of Event

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2/92)
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---------------------                                      -------------------
 CUSIP NO. 484243100                  13G                   Page 2 of 6 Pages
---------------------                                      -------------------

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      NAME OF REPORTING PERSON
 1         Thomas M. Schneider


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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4         United States of America


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                          SOLE VOTING POWER
                     5
     NUMBER OF                 1,968 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               3,544 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  60,768 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               3,544 shares
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9         64,312 shares

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
           5.0%

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      TYPE OF REPORTING PERSON*
12
           IN

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                               Page 2 of 6 pages
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           STATEMENT CONTAINING INFORMATION REQUIRED BY SCHEDULE 13G


Item 1.

     (a)  Name of Issuer
          Kankakee Bancorp, Inc.

     (b)  Address of Issuer's Principal Executive Offices
          310 South Schuyler Avenue
          P.O. Box 3
          Kankakee, Illinois 60901-0003

Item 2.

     (a)  Name of Person Filing
          Thomas M. Schneider

     (b) Address of Principal Business Office, or if none, Residence 2803 Richard Road
          Bloomington, Illinois 61704

     (c)  Citizenship
          United States of America

     (d)  Title of Class of Securities
          Common Stock

     (e)  CUSIP Number
          484243100

Item 3. If this statement is filed pursuant to Rule 13d-1(b), 13d-2(b), check whether the person filing is a:

          (a) [_] Broker or dealer registered under Section 15 of the Act

          (b) [_] Bank as defined in Section 3(a)(6) of the Act

          (c) [_] Insurance company as defined in Section 3(a)(19) of the Act

          (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940

          (e) [_] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E)

                               Page 3 of 6 pages
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          (f) [_] An employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1(b)(1)(ii)(F)

          (g) [_] A parent holding company or control person in accordance with
                  Section 240.13d-1(b)(1)(ii)(G)

          (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act

          (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

          (j) [_] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

Item 4.   Ownership

     (a)  Amount Beneficially Owned
          64,312 shares

     (b)  Percent of Class
          5.0%

     (c)  Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote
                1,968 shares

          (ii)  shared power to vote or to direct the vote
                3,544 shares

          (iii) sole power to dispose or to direct the disposition of 60,768 shares

          (iv) shared power to dispose or to direct the disposition of 3,544 shares

Item 5.   Ownership of Five Percent or Less of a Class
          N/A

Item 6.   Ownership of More than Five Percent on Behalf of Another Person
          N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
          N/A

                               Page 4 of 6 pages
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Item 8.   Identification and Classification of Members of the Group
          N/A

Item 9.   Notice of Dissolution of Group
          N/A

Item 10.  Certification

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                               Page 5 of 6 pages
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                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       May 5, 2000
                                       ------------------------------------
                                       Date

                                       /s/ Thomas M. Schneider
                                       ------------------------------------
                                       Thomas M. Schneider

                               Page 6 of 6 pages